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                                                                    EXHIBIT 10.8


                     SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
                            LONG-TERM INCENTIVE PLAN
                              AMENDED AND RESTATED
                             AS OF FEBRUARY 25, 1999


1.       PURPOSE

         The purpose of this Long-Term Incentive Plan (the "Plan") of Schweitzer-Mauduit International, Inc. (the "Company") is to promote the long-term financial success of the Company by:

         (a) attracting and retaining executive personnel of outstanding ability;

         (b) strengthening the Company's capability to develop, maintain and direct a competent management team; and

         (c) motivating executive personnel by means of performance-related incentives to achieve longer-range performance goals.

2.       EFFECTIVE DATE

        The Plan is adopted effective as of January 1, 1996, subject to approval by the stockholders of the Company at the Company's 1996 Annual Meeting of stockholders.

3.       DEFINITIONS

         "Affiliate" means any company in which the Company owns 20% or more of the equity interest (collectively, the "Affiliates").

         "Board" means the Board of Directors of the Company.

         "Change of Control" shall mean the date as of which: (a) a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act of 1934, acquires actual or beneficial ownership of shares of the Company having 15% or more of the total number of votes that may be cast for the election of Directors of the Company; or (b) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as amended from time to time.



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         "Committee" means the Compensation Committee of the Board, provided that if the requisite number of members of the Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter. The term "Committee" shall mean the Compensation Committee or the committee appointed by the Board, as the case may be.

         "Disinterested Person" means a person who is defined as an "outside director" for purposes of section 162(m) of the Code or any successor section.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as amended from time to time.

         "Participant" means an officer or employee who the Committee selects to participate in this Plan (collectively, the "Participants") in accordance with
Section 5 of this Plan.

         "Potential Change of Control" shall mean the date as of which: (a) the Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change of Control; (b) proxies for the election of Directors of the Company are solicited by anyone other than the Company; (c) any person (including, but not limited to, any individual, partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or (d) any other event occurs which is deemed to be a Potential Change of Control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

         "Performance Cycle" or "Cycle" means each three-year period, as determined by the Committee, during which the performance of the Company is measured for the purposes of determining the extent to which the Performance Units which have been contingently allotted for such Cycle may be earned.

         "Performance Goals" means the objectives for the Company established by the Committee for a Performance Cycle, for the purpose of determining the extent to which Performance Units which have been contingently allotted for such Cycle are earned.

         "Performance Units" means the units contingently awarded for a Performance Cycle to Participants under this Plan.

         "Retirement" and "Retire" means the termination of employment on or after the date the Participant is entitled to receive immediate payments under a qualified retirement plan of the Company or an Affiliate; provided, however, if the Participant is not eligible to participate under a qualified retirement plan of the Company or its Affiliates then such Participant shall be deemed to have retired if his termination of employment is on or after the date such Participant has attained age 55.



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         "Threshold" means the minimum level of performance in relation to the
Performance Goals for which any Performance Units may be earned.

         "Total and Permanent Disability" means Totally and Permanently Disabled as defined in the Schweitzer-Mauduit International, Inc. Retirement Plan, provided the Committee shall make a determination of Total and Permanent Disability for any Participant hereunder.

4.       ADMINISTRATION

         The Plan shall be administered by the Committee, which in its absolute discretion, shall have the power to interpret and construe the Plan, and to resolve all questions arising hereunder. Any action by the Committee shall be final and conclusive as to all individuals affected thereby.

         The Committee shall have sole and complete authority to determine the employees to whom Performance Units shall be allotted for each Performance Cycle, to determine the basis for measuring the value of such Performance Units, and to determine the number of such Performance Units, if any, to be allotted to each Participant. Performance Units may be based on such unit of value as the Committee may in its sole discretion designate.

         The Committee may delegate to any director, officer, or employee such ministerial or administrative duties relating to the Plan as deemed appropriate by the Committee; provided that such delegation does not result in the disallowance of a deduction to the Company under section 162(m) of the Code or any successor section. No member of the Board or of the Committee shall be liable for any act done or omitted to be done by such member or by any other member in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

5.       ELIGIBILITY

         The Committee shall, in its sole discretion, specify in writing for each Performance Cycle those officers and employees of the Company or any Affiliate who shall be eligible to participate in the Plan for such Performance Cycle based upon such Participants' ability to have a substantial impact on the Company's longer-term results. Only employees of the Company and its Affiliates are eligible to participate in the Plan. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length, or as a limitation on the right of the Company to discharge any Participant with or without cause.

6.       PERFORMANCE UNITS AND PERFORMANCE GOALS

         Any Performance Units allotted to a Participant shall be credited to a bookkeeping account to be maintained by the Company for such Participant. At the start of each Cycle, the Committee shall establish the value of each Performance Unit to be allotted for the Cycle.

         The Committee shall establish Performance Goals for each Cycle to accomplish such objectives as the Committee may from time to time determine; provided that where applicable,



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such Performance Goals shall be established so as not to result in the disallowance of a deduction to the Company under section 162(m) of the Code or any successor provision (including the rules and regulations promulgated thereunder). The Committee may establish different Performance Goals for different Participants. Such Performance Goals may be based on one or more of the following criteria: compounded growth in operating profit; compounded growth in gross revenues; net income; return on equity; cash flow; and total shareholder return. During any Cycle, the Committee may adjust the Performance Goals for such Cycle as it deems appropriate in recognition of unusual or non-recurring events experienced by the Company during the Cycle; provided, however, that no such adjustments will be made which would result in the disallowance of a deduction to the Company under section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder).

         To recognize a range of Company performance, participants may earn from 75% to 150% of the Performance Units allocated to them as specified by the Committee, based upon actual Company performance compared to the specified Performance Goals. At Threshold, 75% of the Performance Units will be earned. No Performance Units will be earned for performance below Threshold. Target performance will result in a Participant earning 100% of the Performance Units. Maximum performance will result in a Participant earning 150% of the allocated Performance Units.

7.       DETERMINATION AND PAYMENT OF PERFORMANCE UNITS

         (a) The Committee shall determine the number of Performance Units which have been earned by each Participant for the Cycle on the basis of the Company's performance in relation to the established Performance Goals.

         (b) Payment in respect of the Performance Units which are earned by a Participant shall be made in one lump sum in cash in the first calendar quarter following the end of the Performance Cycle for which the Performance Units were earned or within 60 days following termination of employment in the event of a termination within two years following a Change of Control. The Company shall have the right to deduct from the payment any taxes required by law to be withheld thereon.

         (c) Termination of employment for any reason other than Change of Control, death, Retirement or Total and Permanent Disability during a Performance Cycle will result in a forfeiture of any award attributable to performance during the Performance Cycle in which termination occurred. Termination of employment due to death, Retirement or Total and Permanent Disability shall result in the payment of a pro rata portion of the Performance Units allotted to the Participant that the Participant would have earned if the Participant had remained employed until the end of each Performance Cycle during which such termination occurred. Termination of employment within two years following a Change of Control will result in the payment of a pro rata portion of the Performance Units allotted to the Participant based upon Target performance. Notwithstanding anything herein to the contrary, in the event a Participant's employment is involuntarily terminated by the Company or an Affiliate or the Participant is constructively discharged from his employment with the Company or an Affiliate



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within two years following a Potential Change of Control, such Participant shall be entitled to payment of a pro rata portion of the Performance Units allotted to the Participant based upon Target performance. For purposes of this Plan, a constructive discharge shall include, but not be limited to, any of the following actions taken by the Company or an Affiliate without the Participant's written consent following a Potential Change of Control: (a) the assignment of duties inconsistent with, or the reduction of the powers, duties, responsibilities, and prerogatives associated with, the Participant's position, office, and status with the Company or an Affiliate; (b) a demotion of the Participant or any removal of the Participant from or failure to re-elect or reappoint the Participant to any title or office; (c) a reduction in the Participant's base salary or bonus potential or the Company's or an Affiliate's failure to increase the Participant's base salary (within 12 months of the Participant's last increase in base salary); and (d) any other similar actions or inactions by the Company or an Affiliate.

8.       MAXIMUM AWARD

         The maximum cash award paid under this Plan to any Participant for any Performance Cycle will be limited to the lesser of (a) 100% of the Participant's highest annual base salary during such Performance Cycle or (b) $600,000.

9.       MISCELLANEOUS PROVISIONS

         (a) Except as provided in this Plan, no right of any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, whether voluntary or involuntary, prior to actual payment of a Performance Unit award. No Participant or any other person shall have any interest in any fund, or in any specific asset or assets of the Company, by reason of a Performance Unit award that has been made but has not been paid or distributed.

         (b) The Board may, at any time, amend this Plan, order the temporary suspension of its application, or terminate it in its entirety, provided, however, that no such action (1) shall adversely affect the rights or interests of Participants theretofore earned hereunder or (2) would result in the disallowance of a deduction to the Company under section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder).

         (c) The terms of the Plan shall be governed, construed, administered, and regulated by the laws of the state of Georgia and applicable federal law. In the event that any provision of the Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.



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